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FOR IMMEDIATE RELEASE                                  SYMBOL:SBUF
JUNE 28, 1996                                          TRADED:NASDAQ/NMS



         STACEY'S BUFFET ANNOUNCES SHAREHOLDER APPROVAL
     OF ONE-FOR-FIVE STOCK SPLIT AND NASDAQ SMALLCAP LISTING



     Largo, Florida, June 28, 1996 -- Stacey's Buffet, Inc. (Nasdaq: "SBUF";

after July 2, 1996, "SBUFC") announced today that its stockholders had approved a proposed reverse-stock-split of its common shares on a one for five basis.

     In addition, the Company announced that effective July 2, 1996, its common stock will be traded on the Nasdaq SmallCap Market under the symbol

"SBUFC."  The Company's outstanding warrants will be traded, as of that date,

under the symbol "SBUFWC."  Upon the effective date of the reverse-stock-split,

which is required by the Nasdaq to be implemented by July 15, 1996, the

Company's stock symbols will revert to "SBUF" and "SBUFW."  The conditional nature of the listing of the Company's securities on the Nasdaq SmallCap Market results from the fact that the Company does not meet the minimum bid price requirement of $1.00 per share.  The reverse-stock-split is intended to remedy this matter, and the Company believes it can cause the reverse-stock-split to be effective on or before the July 15, 1996 deadline, although they can be no assurance that it will do so.

     Stacey's Buffet, Inc. currently operates 27 family-style restaurants in

Florida, New York, New Jersey, Maryland and Pennsylvania and licenses seven additional stores in the State of Florida.

     For additional information contact:

                          Maureen Jack
                      Stacey's Buffet, Inc.
                     (813)581-4492, ext. #12